Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
THIRD QUARTER 2013 DIVIDEND OF $0.38 PER SHARE
AND ANNOUNCES JUNE 30, 2013 FINANCIAL RESULTS

THIRD QUARTER 2013 DIVIDEND DECLARED

New York, NY —August 6, 2013— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.38 per share, payable on September 30, 2013 to stockholders of record as of September 16, 2013.

JUNE 30, 2013 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2013.

HIGHLIGHTS

Financial

	Q2-13		Q2-12
(in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS (2)		$0.38		$0.40
Net investment income	$93.6	$0.35	$87.9	$0.40
Net realized gains (losses)	$8.6	$0.03	$(41.6)	$(0.19)
Net unrealized gains	$31.3	$0.12	$44.6	$0.20
GAAP net income	$133.5	$0.50	$90.9	$0.41
Dividends declared		$0.38		$0.37

	As of June 30,
(in millions, except per share data)	2013	2012
Portfolio investments at fair value	$6,815.0	$5,504.8
Total assets	$7,130.8	$5,807.5
Stockholders’ equity	$4,348.0	$3,446.5
Net assets per share	$16.21	$15.51

(1)   All per share amounts are basic and diluted.

(2)   Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q2-13	Q2-12
Portfolio Activity During the Period:
Gross commitments	$1,203.2	$727.6
Exits of commitments	$394.7	$473.3

Portfolio as of the End of the Period:
Number of portfolio company investments	164	144
Weighted average yield of debt and other income producing securities:
At amortized cost(3)	10.8%	11.7%
At fair value(4)	10.7%	11.6%
Weighted average yield on total investments:
At amortized cost(5)	9.8%	10.4%
At fair value(6)	9.6%	10.3%

(3)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total debt and other income producing securities at amortized cost.

(4)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total debt and other income producing securities at fair value.

(5)        Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total investments at amortized cost.

(6)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total investments at fair value.

SECOND QUARTER 2013 OPERATING RESULTS

For the quarter ended June 30, 2013, Ares Capital reported GAAP net income of $133.5 million or $0.50 per share (basic and diluted), Core EPS(2) of $0.38 per share (basic and diluted), net investment income of $93.6 million, or $0.35 per share (basic and diluted), and net realized and unrealized gains of $39.9 million or $0.15 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2013, total assets were $7.1 billion, stockholders’ equity was $4.3 billion and net asset value per share was $16.21.

In the second quarter of 2013, Ares Capital made approximately $1,203.2 million in new commitments, including commitments to eight new portfolio companies, eight existing portfolio companies and six additional portfolio companies through the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”) through which Ares Capital co-invests with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans.  Of these new commitments, 15 were sponsored transactions.  As of June 30, 2013, 101 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $1,203.2 million in new commitments made during the second quarter of 2013, approximately 58% were in first lien senior secured debt, 25% were in second lien senior secured debt, and 17% were in subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE to fund first lien senior secured loans through the SSLP).  Of these commitments, 93% were in floating rate debt securities, 81% of which contained interest rate floors, and 18% were in the subordinated certificates of the SSLP, the proceeds of which were applied to co-investments with GE to fund floating rate first lien senior secured loans through the SSLP, all of which contained interest rate floors.  We may seek to syndicate a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

During the second quarter of 2013, significant new commitments included:

•                        $210 million in a second lien senior secured term loan of a laundry service and equipment provider;

•                        $202 million in the subordinated certificates of the SSLP, the proceeds of which were applied to co-investments with GE to fund first lien senior secured loans to six portfolio companies in a variety of industries;

•                        $93 million in first lien senior secured delayed draw and term loans of a healthcare professional provider;

•                        $86 million in first lien and second lien senior secured term loans of an operator of general acute care hospitals;

•                        $85 million in a first lien senior secured term loan of an IT security software provider;

•                        $85 million in first lien senior secured revolving, delayed draw and term loans of a provider of repair services to the industrial end market;

•                        $80 million in a first lien senior secured term loan of a private school operator;

•                        $78 million in first lien senior secured revolving, delayed draw and term loans of a student fundraising and enrollment management services provider;

•                        $75 million in a second lien senior secured term loan of a food service distributor;

•                        $70 million in first lien senior secured delayed draw and term loans of a residential solar energy provider; and

•                        $58 million in a first lien senior secured term loan of an airport restaurant operator.

Also during the second quarter of 2013, Ares Capital exited approximately $394.7 million of investment commitments.

The fair value of Ares Capital’s portfolio investments at June 30, 2013 was $6.8 billion, including $6.1 billion in debt and other income producing securities. These portfolio investments at fair value were comprised of approximately 62% of senior secured debt securities (43% in first lien loans and 19% in second lien loans), 21% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 4% of senior subordinated debt securities, 4% of preferred equity securities and 9% of other equity securities. As of June 30, 2013, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 10.7%(3) (10.8% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 9.6%(5) (9.8% at amortized cost(6)), and 79% of the investments at fair value were in floating rate securities.

Chief Executive Officer Michael Arougheti commented, “We are pleased to report strong financial results for the second quarter.  Our core earnings per share fully covered our dividend, and our strong GAAP earnings helped drive 1.4% quarterly growth in our net asset value.  Our portfolio continued to perform well and non-accruals at amortized cost declined to the lowest level since the first quarter of 2008.  At the end of the second quarter, our balance sheet remained modestly leveraged, and we had over $1.2 billion of debt capacity and available cash for new investments.”

President Kipp deVeer added, “While the broader credit markets experienced some volatility during the quarter, our core middle market remained relatively stable and transaction volume increased.  We made $1.2 billion in new commitments during the quarter and finished with a record $809 million of net commitments after exits and repayments.  We used our scale advantages and deep relationships within the sponsor community to originate attractive new investments, while also supporting certain transactional needs within our portfolio.  Our investment pipeline remains strong with a continued emphasis on floating rate, senior loans.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. Our investment adviser grades the investments in our portfolio at least each quarter and it is possible that the grade of a portfolio investment may be reduced or increased over time.

As of June 30, 2013, the weighted average grade of the investments in our portfolio at fair value was 3.0. Also, as of June 30, 2013, loans on non-accrual status represented 1.9% of total investments at amortized cost (or 0.6% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2013, Ares Capital had $100.5 million in cash and cash equivalents and $2.7 billion in aggregate principal amount of debt outstanding ($2.6 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $1.2 billion available for additional borrowings under its existing credit facilities as of June 30, 2013.

In April 2013, we completed a public add-on equity offering (the “April 2013 Offering”) pursuant to which we sold 19.1 million shares of common stock at a price of $17.43 per share to the participating underwriters. Total proceeds from the April 2013 Offering, net of estimated offering expenses payable by us, were approximately $333.2 million.

In May 2013, we entered into an amendment to our senior secured revolving credit facility (the “Revolving Credit Facility”).  The amendment, among other things, (1) extended the expiration of the revolving period from May 4, 2015 to May 4, 2017, (2) extended the stated maturity date from May 4, 2016 to May 4, 2018, (3) reduced the interest rate charged from LIBOR plus an applicable spread of 2.25% or a “base rate” (as defined in the agreements governing the Revolving Credit Facility) plus an applicable spread of 1.25% to LIBOR plus an applicable spread of 2.00% or a “base rate” plus an applicable spread of 1.00% and (4) increased total commitments to $930 million as well as provided for a feature that allows us, under certain circumstances, to increase the size of the Revolving Credit Facility to a maximum of $1,400 million.

SECOND QUARTER 2013 DIVIDEND

For the three months ended June 30, 2013, Ares Capital declared a dividend on May 7, 2013 of $0.38 per share for a total of approximately $196.3 million. The record date for the dividend was June 14, 2013 and the dividend was paid on June 28, 2013.

RECENT DEVELOPMENTS

In July 2013, we increased total commitments of the Revolving Credit Facility from $930 million to $955 million.

In July 2013, we issued $300 million aggregate principal amount of unsecured convertible senior notes that mature on January 15, 2019 (the “2019 Convertible Notes”), unless previously converted or repurchased in accordance with their terms. We do not have the right to redeem the 2019 Convertible Notes prior to maturity. The 2019 Convertible Notes bear interest at a rate of 4.375% per year, payable semi-annually commencing on January 15, 2014. In certain circumstances, the 2019 Convertible Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of our common stock, at our election, at an initial conversion rate of 49.6044 shares of common stock per one thousand dollar principal amount of the 2019 Convertible Notes, which was equivalent to an initial conversion price of approximately $20.16 per share of our common stock, subject to customary anti-dilution adjustments. The initial conversion price was approximately 15% above the $17.53 per share closing price of our common stock on July 15, 2013.

From July 1, 2013 through August 2, 2013, we made new investment commitments of $313 million, of which $301 million were funded. Of these new commitments, 44% were in first lien senior secured loans, 31% were investments in subordinated certificates of the SSLP, the proceeds of which were applied to co-investments with GE to fund first lien senior secured loans through the SSLP and 25% were in second lien senior secured loans. Of the $313 million of new investment commitments, 95% were floating rate and 5% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.2%. We may seek to syndicate a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

From July 1, 2013 through August 2, 2013, we exited $40 million of investment commitments. Of these investment commitments, 37% were first lien senior secured loans, 23% were senior subordinated debt, 22% were investments in subordinated certificates of the SSLP, 10% were preferred equity securities, and 8% were second lien senior secured loans. Of the $40 million of exited investment commitments, 53% were floating rate, 46% were fixed rate, and 1% were on non-accrual status. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 11.1%. On the $40 million of investment commitments exited from July 1, 2013 through August 2, 2013, we recognized total net realized gains of approximately $36 million.

In addition, as of August 2, 2013, we had an investment backlog and pipeline of approximately $750 million and $230 million, respectively. Investment backlog includes transactions approved by our investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore we believe are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation.

In addition, we may syndicate a portion of these investments. We cannot assure you that we will make any of these investments or that we will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, August 6, 2013, at 12:00 p.m. (ET) to discuss its financial results for the second quarter ended June 30, 2013. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 6806363 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 19, 2013 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10030723.  An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $66 billion of committed capital under management as of June 30, 2013 and pro forma for the acquisition of AREA Property Partners on July 1, 2013. For more information, visit http://www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at http://www.arescapitalcorp.com. The information on Ares Capital’s website is not and should not be deemed to be incorporated by reference herein.

CONTACT

Carl Drake
Ares Capital Corporation
888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except per share data)

	As of
	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $6,713,016 and $5,823,451, respectively)	$6,814,960	$5,924,555
Cash and cash equivalents	100,517	269,043
Interest receivable	119,467	108,998
Receivable for open trades	144	131
Other assets	95,736	98,497
Total assets	$7,130,824	$6,401,224
LIABILITIES
Debt	$2,562,440	$2,195,872
Management and incentive fees payable	123,822	131,585
Accounts payable and other liabilities	56,098	53,178
Interest and facility fees payable	40,343	30,603
Payable for open trades	76	1,640
Total liabilities	2,782,779	2,412,878
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized, 268,312 and 248,653 common shares issued and outstanding, respectively	268	249
Capital in excess of par value	4,459,701	4,117,517
Accumulated overdistributed net investment income	(31,580)	(27,910)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(182,288)	(202,614)
Net unrealized gain on investments	101,944	101,104
Total stockholders’ equity	4,348,045	3,988,346
Total liabilities and stockholders’ equity	$7,130,824	$6,401,224
NET ASSETS PER SHARE	$16.21	$16.04

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest income from investments	$157,969	$138,042	$302,146	$270,927
Capital structuring service fees	24,149	21,267	30,140	38,927
Dividend income	15,778	8,938	47,867	18,157
Management and other fees	4,993	4,512	9,491	9,444
Other income	3,234	4,796	11,534	7,838
Total investment income	206,123	177,555	401,178	345,293

EXPENSES:
Interest and credit facility fees	40,261	35,018	79,608	67,794
Base management fees	24,902	20,811	48,120	40,797
Incentive fees	33,374	22,733	53,459	49,119
Professional fees	3,736	3,548	6,880	7,234
Administrative fees	2,606	2,217	5,198	4,537
Other general and administrative	3,748	2,474	7,516	5,275
Total expenses	108,627	86,801	200,781	174,756
NET INVESTMENT INCOME BEFORE
INCOME TAXES	97,496	90,754	200,397	170,537
Income tax expense, including excise tax	3,919	2,853	7,723	5,598
NET INVESTMENT INCOME	93,577	87,901	192,674	164,939
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS:
Net realized gains (losses)	8,648	(38,897)	20,326	(46,568)
Net unrealized gains	31,273	44,606	840	80,786
Net realized and unrealized gains on investments	39,921	5,709	21,166	34,218
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	(2,678)	—	(2,678)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$133,498	$90,932	$213,840	$196,479
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.50	$0.41	$0.83	$0.90
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	266,174	221,878	257,464	219,461

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended June 30, 2013 and 2012 are provided below.

	For the three months ended June 30,
	2013 (unaudited)	2012 (unaudited)
Basic and diluted Core EPS(1)	$0.38	$0.40
Net realized and unrealized gains	0.15	0.01
Incentive fees attributed to net realized and unrealized gains and losses	(0.03)	—
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$0.50	$0.41

(1)         Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.